EXHIBIT 99.1

DAVIDsTEA Reports First Quarter Fiscal 2021 Financial Results

➢	Revenues of $23.2 million, with continued increase in online and wholesale channels of $2.9 million and 17.2% to $19.9 million for the quarter

➢	Adjusted EBITDA of $2.5 million

➢	Cash of $31.3 million as at May 1, 2021

➢	Plan of Arrangement approved by creditors on June 11, 2021 and under which DAVIDsTEA will distribute approximately $18.0 million in settlement of all claims

MONTREAL, June 15, 2021 - DAVIDsTEA Inc. (Nasdaq:DTEA) (“DAVIDsTEA” or the “Company”), a leading tea merchant in North America, announces its first quarter results for the period ended May 1, 2021. All dollar amounts are expressed in Canadian dollars.

“We expect to emerge from CCAA a transformed and radically different organization with a digital-first strategy that required changes to every aspect of our business. Over the past year, we have focused our efforts to find new ways to engage with tea lovers and to replicate our in-store tea discovery experience across multiple digital platforms. But while the way we connect with our customers has evolved, our purpose remains the same. As a leading tea merchant with a strong brand, we seek to share our passion and love for tea, and our unique and innovative blends, with new audiences. We have now laid the foundation to scale and expand our business in a borderless environment both in North America and around the world, and we are excited about the future,” stated Sarah Segal, Chief Executive Officer and Chief Brand Officer.

“Our transformation journey continues as we post another quarter of positive Adjusted EBITDA with continued sales momentum in e-commerce and wholesale channels. Last week, the Plan of Arrangement under CCAA was approved by creditors, which we expect will be approved by the courts imminently. We are thankful for the support that we have received from our employees, landlords and other creditors. We believe that when the CCAA process is behind us, we can expect to fully dedicate our time and efforts to unleash the full value and potential of the DAVIDsTEA brand as a digital-first company. We believe that our financial position allows us to support continued innovation, meet our working capital needs and make the right strategic investments to grow our business as we drive toward sustained profitable growth,” emphasised Frank Zitella, President, Chief Financial and Operating Officer.

Operating Results for the First Quarter of Fiscal 2021

Three-months ended May 1, 2021 compared to three-months ended May 2, 2020

  Sales. Sales for the three-months ended May 1, 2021 decreased 27.9%, or $9.0 million, to $23.2 million from $32.2 million in the prior year quarter. On March 17, 2020, in response to the COVID-19 pandemic, the Company temporarily closed all its retail stores in Canada and the United States, and subsequently in second quarter of fiscal 2020 as part of its formal Restructuring Plan, exited all of its brick-and-mortar stores except for 18 Canadian stores which were reopened on August 21, 2020. Accordingly, brick and mortar sales for the quarter declined when compared to the prior year quarter by $11.9 million or 78.3% to $3.3 million. Sales from e-commerce and wholesale channels increased by $2.9 million or 17.2% to $19.9 million, from $17.0 million in the prior year quarter. E-commerce and wholesale sales represented 85.9% of sales compared to 52.9% of sales in the prior year quarter.

Gross Profit. Gross profit of $10.8 million for the three-months ended May 1, 2021 decreased by $3.9 million or 26.6% from the prior year quarter due primarily to a decline in sales during the period. Gross profit as a percentage of sales increased slightly to 46.3% for the three-month period ended May 1, 2021 from 45.5% in the prior year quarter.

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Selling, General and Administration Expenses. Selling, general and administration expenses (“SG&A”) decreased by $12.4 million or 57.5%, to $9.2 million in the three-months ended May 1, 2021 from the prior year quarter. Excluding the impact of the impairment of property and equipment and right-of-use assets for the three-month period ended May 2, 2020, the impact of software implementation and configuration costs, and the impact of the wage subsidy received under the Canadian government COVID-19 Economic Response Plan, Adjusted SG&A decreased by $10.5 million or 52.8% to $9.4 million during the three-month period ended May 1, 2021.  In connection with our Restructuring Plan, we terminated the leases for all of our stores in North America except for 18 Canadian stores which reopened on August 21, 2020. As a result, wages, salaries and employee benefits were reduced by $5.1 million, other store related expenses decreased by $1.4 million and we realized a reduction of $2.9 million in amortization expenses due to a lower right-of-use asset value at the beginning of the period. Adjusted SG&A as a percentage of sales in the quarter decreased to 40.4% from 61.8% in the prior year quarter.

Results from Operating Activities. Earnings from operating activities was $3.2 million compared to a loss of $44.4 million in the prior year quarter. Excluding the impact of the impairment of property and equipment and right-of-use assets for the three-month period ended May 2, 2020, the impact of the Restructuring Plan announced on July 8, 2020,  and the wage subsidy received from the Canadian government under the COVID-19 Economic Response Plan, , and the implementation and configuration of software solutions, Adjusted operating income amounted to $1.4 million in the three-month period ended May 1, 2021 compared to a loss of $5.2 million in the prior year quarter. The improvement in operating results is partially explained by the reduced SG&A required to support approximately 86% of sales generated from e-commerce and wholesale and a slightly better gross profit margin.

Finance Costs. Finance costs amounted to almost nil in the three-months ended May 1, 2021, a decrease of $1.6 million from the prior year quarter. The interest expense relates to the accounting for lease liabilities with variable lease arrangements and has decreased from the prior year quarter.

Finance Income. Finance income of $55.0 thousand is derived mainly from interest on cash on hand and has decreased slightly from prior year quarter.

Net income (loss). Net income was $3.2 million in the quarter ended May 1, 2021 compared to a Net loss of $45.8 million in the prior year quarter. Adjusted net income (loss), which excludes the Restructuring plan activities, the subsidy received from the Canadian Government under the COVID-19 Economic Response Plan, the impairment of property and equipment and right-of-use assets, and the costs related to the implementation and configuration of software solutions amounted to $1.4 million compared to a net loss of $6.7 million in the prior year quarter. This $8.1 million improvement is driven by the same reasons mentioned above in “Results from operating activities”.

Fully diluted earnings (loss) per common share. Fully diluted earnings per common share was $0.12 in the first quarter ended May 1, 2021 compared to a loss per common share of $1.76 in the prior year first quarter. Adjusted fully diluted earnings per common share, which is adjusted net income on a fully diluted weighted average shares outstanding basis, was $0.05, compared to negative $0.26 in the same quarter of the prior year.

EBITDA and Adjusted EBITDA. EBITDA, which excludes non-cash and other items in the current and prior periods, was $4.1 million in the quarter ended May 1, 2021 compared to a negative $40.4 million in the prior year quarter representing an improvement of $44.5 million over the prior year quarter. Adjusted EBITDA for the quarter ended May 1, 2021, which excludes the impact of stock-based compensation expense, the impairment of property and equipment and right-of-use assets, the Restructuring Plan activities, net, the wage subsidy received from the Canadian government under the COVID-19 Economic Response Plan, and costs related to the implementation and configuration of software solutions, amounted to $2.5 million compared to negative $0.9 million for the same period in the prior year. The increase in Adjusted EBITDA of $3.4 million is an outcome of the restructuring efforts resulting in the realignment of the business model to primarily an e-commerce and wholesale distribution model.

Liquidity and Capital Resources

As at May 1, 2021, we had $31.3 million of cash, primarily held by major Canadian financial institutions.

Working capital, excluding liabilities subject to compromise of $98.4 million, was $65.6 million as at May 1, 2021, compared to $62.7 million as at January 30, 2021. In light of implementing the Restructuring Plan, the Company expects to use cash on hand to pay for the settlement of obligations, which as a result of creditors accepting the Plan of Arrangement on June 11, 2021, is expected to approximate $18.0 million and be paid soon thereafter to our Monitor, for ultimate distribution to creditors.

Our working capital requirements are for the purchase of inventory and payment of payroll and other operating costs. Our working capital requirements fluctuate during the year, rising in the second and third fiscal quarters as we take title to increasing quantities of inventory in anticipation of our peak selling season in the fourth fiscal quarter. We fund our capital expenditures and working capital requirements from a combination of cash on hand and cash provided by operating activities.

As at May 1, 2021, the Company has financial commitments in connection with the purchase of goods or services that are enforceable and legally binding on the Company, exclusive of additional amounts based on sales, taxes and other costs. Purchase obligations, net of $7.2 million of advances, amounting to $13.0 million are expected to be discharged within 12 months.

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Condensed Consolidated Financial Data
(Canadian dollars, in thousands, except per share information)

	For the three-months ended
	May 1,	May 2,
	2021	2020

Sales	$23,249	$32,242
Cost of sales	12,481	17,569
Gross profit	10,768	14,673
SG&A expenses	9,194	21,634
Restructuring plan activities, net	(1,602)	37,400
Operating income (loss)	3,176	(44,361)
Finance costs	10	1,667
Finance income	(55)	(240)
Net income (loss)	$3,221	$(45,788)

EBITDA[1]	$4,126	$(40,367)
Adjusted EBITDA[1]	2,505	(937)
Adjusted SG&A expenses [1]	9,395	19,917
Adjusted operating income (loss) [1]	1,373	(5,244)
Adjusted net income (loss) [1]	$1,418	$(6,671)

Basic and fully diluted income (loss) per common share	$0.12	$(1.76)
Adjusted fully diluted income (loss) per common share[1]	$0.05	$-0.26
Gross profit as a percentage of sales	46.3%	45.5%
SG&A as a percentage of sales	39.5%	67.1%
Adjusted SG&A as a percentage of sales	40.4%	61.8%

Cash provided by (used in) operating activities	$1,307	$(4,056)
Cash used in financing activities	(183)	(4,376)
Cash provided by investing activities	—	1,437
Increase (decrease) in cash during the period	1,124	(6,995)
Cash, end of period	$31,321	$39,343

	May 1,	January 30,
As at	2021	2021
Cash	$31,321	$30,197
Accounts and other receivables	6,570	6,157
Prepaid expenses and deposits	11,578	14,470
Inventories	29,258	23,468
Trade and other payables	$6,154	$4,152

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1 Please refer to “Use of Non-IFRS Financial Measures” in this press release.

Use of Non-IFRS Financial Measures

This press release includes “non-IFRS financial measures” defined as including: 1) EBITDA and Adjusted EBITDA, 2) Adjusted operating income (loss), 3) Adjusted SG&A expenses, 4) Adjusted net income (loss), and 5) Adjusted fully diluted income (loss) per common share. These non-IFRS financial measures are not defined by or in accordance with IFRS and may differ from similar measures reported by other companies. We believe that these non-IFRS financial measures provide knowledgeable investors with useful information with respect to our historical operations. We present these non-IFRS financial measures as supplemental performance measures because we believe they facilitate a comparative assessment of our operating performance relative to our performance based on our results under IFRS, while isolating the effects of some items that vary from period-to-period but not in substitution to IFRS financial measures.

Please refer to the non-IFRS financial measures section in the Management’s Discussion and Analysis section of our Form 10-Q for a reconciliation to IFRS financial measures.

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Note:

This release should be read in conjunction with the Company’s Management’s Discussion and Analysis, which will be filed by the Company with the Canadian securities regulatory authorities on www.sedar.com and with the U.S. Securities and Exchange Commission on www.sec.gov and will also be available in the Investor Relations section of the Company’s website at www.davidstea.com.

Caution Regarding Forward-Looking Statements

This press release includes statements that express our opinions, expectations, beliefs, plans or assumptions regarding future events or future results and there are, or may be deemed to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes”, “expects”, “may”, “will”, “should”, “approximately”, “intends”, “plans”, “estimates” or “anticipates” or, in each case, their negatives or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our Restructuring Plan, the COVID-19 pandemic, our strategy of transitioning to e-commerce and wholesale sales, future sales through our e-commerce and wholesale channels, future lease liabilities, our results of operations, financial condition, liquidity and prospects, the impact of the COVID-19 pandemic on the global macroeconomic environment, and our ability to avoid the delisting of the Company’s common stock by Nasdaq due to the restructuring or our inability to maintain compliance with Nasdaq listing requirements.

While we believe these opinions and expectations are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions about us, including the risk factors discussed in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for our fiscal year ended January 30, 2021, filed with both the United States Securities and Exchange Commission and with the Autorité des marchés financiers, and in our Quarterly Report on Form 10-Q, filed with both the United States Securities and Exchange Commission and with the Autorité des marchés financiers on June 15, 2021, which could materially affect our business, financial condition or future results.

Conference Call Information

A conference call to discuss the first quarter Fiscal 2021 financial results is scheduled for June 15, 2021, at 4:30 pm Eastern Time. The conference call will be webcast and may be accessed via the Investor Relations section of the Company’s website at ir.davidstea.com. An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available for one year.

About DAVIDsTEA

DAVIDsTEA offers a specialty branded selection of high-quality proprietary loose-leaf teas, pre-packaged teas, tea sachets, tea-related accessories and gifts through its e-commerce platform at www.davidstea.com and the Amazon Marketplace, its wholesale customers which include over 2,500 grocery stores and pharmacies, and 18 company-owned stores across Canada. We offer primarily proprietary tea blends that are exclusive to the Company, as well as traditional single-origin teas and herbs. Our passion for and knowledge of tea permeates our culture and is rooted in an excitement to explore the taste, health and lifestyle elements of tea.  With a focus on innovative flavours, wellness-driven ingredients and organic tea, the Company launches seasonally driven “collections” with a mission of making tea fun and accessible to all. The Company is headquartered in Montréal, Canada.

Investor Contact	Media Contact
Maison Brison Communications	PELICAN PR
Pierre Boucher	Lyla Radmanovich
514-731-0000	514-845-8763
investors@davidstea.com	media@rppelican.ca

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